CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Regulation A Offering Circular of Masterworks 003, LLC on Form 1-A of our report dated July 12, 2019 on the balance sheet of Masterworks 003, LLC as of July 10, 2019 and to the reference to our Firm under the heading “Experts” in such Offering Circular.

/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.

Kansas City, Missouri

July 12, 2019